Exhibit 107.1
Calculation of Filing Fee Tables
Form S-8
(Form Type)
Synaptics Incorporated
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common stock, par value $0.001 per share	Rules 457(c) and 457(h)	1,700,000	$80.30	$136,510,000.00	$0.0001531	$20,899.68

Total Offering Amounts					$136,510,000.00		$20,899.68

Total Fee Offsets(3)							$0

Net Fee Due							$20,899.68

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Synaptics Incorporated 2025 Inducement Equity Plan (the “Inducement Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.

(2)	Pursuant to 457(c) and 457(h) under the Securities Act, the proposed maximum offering price per share is estimated solely for the purpose of calculating the registration fee and is based upon the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Global Select Market on January 28, 2025, which date is within five business days prior to filing this Registration Statement.

(3)	The Registrant does not have any fee offsets.